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NEWS RELEASE For Immediate Release Release Date: November 17, 2014

Associated Estates Acknowledges Potential Director Nominees

No Shareholder Action Required at this Time

CLEVELAND, November 17, 2014 — Associated Estates Realty Corporation (NYSE, NASDAQ: AEC) today announced that it has received notice from Land and Buildings of its intention to nominate seven candidates to stand for election to the Associated Estates Board of Directors at the Company’s 2015 Annual Meeting of Shareholders. Associated Estates shareholders are not required to take any action at this time.

Associated Estates issued the following statement:

Associated Estates welcomes ideas and input from our shareholders that may help advance the Company’s primary goal of creating long-term shareholder value. The Company regularly engages with our shareholders to maintain an open exchange of information, opinion and new perspectives. While the Company maintains a policy of not commenting on specific discussions with shareholders, we note that we have had numerous discussions with representatives of Land and Buildings regarding the Company, in general, and several of the contentions expressed in Land and Buildings’ press release, in particular.

Consistent with the Company’s adherence to sound corporate governance, we appreciate our shareholders identifying potential director candidates who may further strengthen our experienced, dedicated Board of Directors. The Company’s Nominating and Corporate Governance Committee will review the potential nominees in accordance with its charter and the Company’s corporate governance policies. The Board will present its recommendation with respect to the election of directors in its definitive proxy statement, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2015 Annual Meeting.

Although many of the assertions included in the Land and Buildings’ press release are unfounded and misleading, we appreciate Land and Buildings’ ideas and we are committed to engagement with our shareholders. While we are always open to potentially value-enhancing alternatives, at this time we believe the best path to maximizing long-term shareholder value is the continued successful execution of the Company’s strategic plan, which includes:

•	Maximizing total shareholder returns through a combination of prudent capital appreciation and well-covered dividend income growth

•	Further strengthening our investment grade balance sheet, reducing our ratio of secured debt to undepreciated book value and maintaining our industry leading low cost of debt

•	Efficiently recycling capital to grow our best-in-class portfolio in highly attractive submarkets while reducing risk through deliberate diversification

•	Creating value via shrewd acquisitions and utilizing our preeminent, national development platform to skillfully execute our fully funded development pipeline

•	Opportunistically harvesting value with strategic dispositions at attractive prices

•	Optimizing our operations by rigorously managing expenses and attracting, retaining and motivating the most effective leaders and team members in our industry

While we respect Land and Buildings’ views, Associated Estates remains keenly focused on the execution of our strategic plan. The Company’s track record of delivering industry leading, long-term, total shareholder returns, as well as the following, notable achievements, affirm that Associated Estates has the right plan and the right team in place to successfully grow the company and create value for shareholders and other stakeholders:

•	Cultivated a diversified portfolio of high-quality properties in high growth submarkets with an average age of 15 years (second youngest in the multifamily sector) through the disposition of 47 assets since 2005 (average age of 22 years) while acquiring 24 properties (average age of six years)

•	Increased average property revenue per occupied unit from $883 in 2007 to $1,238 in 2014

•	Grew average annual same store NOI by 3.9% from 2004 through 2013 (second best growth rate in the multifamily sector over that period)

•	Increased the quarterly cash dividend by 18% over the last three years, while maintaining one of the lowest payout ratios in the multifamily sector

•	Achieved investment grade ratings from Moody’s, Fitch and S&P, while reducing our net debt to annualized EBITDA from 8.1x in 2011 to 6.9x at Q3 2014, increasing our fixed charge coverage ratio from 2.3x in 2011 to 3.4x times at Q3 2014, and expanding unencumbered NOI from 44.2% in 2011 to 73.8% at Q3 2014

•	Demonstrated the tremendous value creation power of our development platform with the 2014 sale of our Vista Germantown property for $53.3 million, which represented a market cap rate of 4.5%, an IRR of 19.8% and a gain of $15.8 million (42%)

•	Validated the quality of our fully funded development pipeline, while reducing financial and execution risk, by forming 50/50 joint ventures with AIG Global Real Estate (350 8th project in San Francisco’s SoMa Neighborhood) and Legendary Developments (950 East Third project in downtown Los Angeles’ Arts District)

The Board and management team are committed to creating maximum, long-term value for all shareholders, and have the right plan and people to continue doing so.

About Associated Estates

Associated Estates is a real estate investment trust and a member of the S&P 600, Russell 2000, and MSCI US REIT Indices. The Company is headquartered in Richmond Heights, Ohio. Associated Estates’ portfolio consists of 58 apartment communities containing 15,506 units located in 10 states, which include three committed acquisitions with 1,026 units that are being managed during lease-up and five apartment communities with 1,446 units in various stages of active development. For more information about the Company, please visit its website at AssociatedEstates.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on certain assumptions, as well as current expectations, estimates, projections, judgments and knowledge of management, all of which are subject to risks, trends and uncertainties that could cause actual results to vary from those projected. Factors which may cause the Company’s actual results or performance to differ materially from those contemplated by forward-looking statements include, without limitation, those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and in other filings with the U.S. Securities and Exchange Commission (the “SEC”), and the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned by the Company; competition from other available multifamily units, single family units available for rental or purchase, and changes in market rental rates; the failure of development projects or redevelopment activities to achieve expected results due to, among other causes, construction and contracting risks, unanticipated increases in materials and/or labor, and delays in project completion and/or lease-up that result in increased costs and/or reduce the profitability of a completed project; the results of litigation involving the Company; and risks associated with property acquisitions and dispositions, such as failure to achieve expected results. Readers should carefully review the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the other documents the Company files from time to time with the SEC. These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no obligation to revise or update them to reflect future developments or circumstances.

Important Additional Information

Associated Estates, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Associated Estates shareholders in connection with the matters to be considered at Associated Estates’ 2015 Annual Meeting. Associated Estates intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from Associated Estates shareholders. ASSOCIATED ESTATES SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Associated Estates’ directors and executive officers in Associated Estates shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Associated Estates’ 2015 Annual Meeting. Information can also be found in Associated Estates’ Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 25, 2014. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Associated Estates with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Associated Estates’ website at www.associatedestates.com or by contacting Jeremy Goldberg, Vice President of Corporate Finance and Investor Relations at (216) 797-8715.

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For more information, please contact:

Company Contacts

Jeremy Goldberg

(216) 797-8715

Amanda Petrak

(216) 797-8718

Media Contacts

Andrew Siegel and Jonathan Keehner

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449